Exhibit 10.13

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EXCLUSIVE LICENSE AGREEMENT

BETWEEN

CHILDREN’S MEDICAL CENTER CORPORATION

AND

MORPHIC ROCK HOLDING, LLC

Execution Copy — Confidential

XII.	Non-Use of Names	33

XIII.	Assignment	34

XIV.	Dispute Resolution and Arbitration	35

XV.	Term and Termination	36

XVI.	Payments, Notices and Other Communications	38

XVII.	General Provisions	39

Appendix 1	Patent Rights

Appendix 2	List of Structure Targets

Appendix 3	Materials

Appendix 4	Development Plan

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EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into as of the date last written below (the “Effective Date”), by and between CHILDREN’S MEDICAL CENTER CORPORATION, a charitable corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 300 Longwood Avenue, Boston, Massachusetts, 02115, U.S.A. (hereinafter referred to as “CMCC”), and Morphic Rock Holding, LLC., a business corporation organized and existing under the laws of the State of Delaware and having its principal office at 35 Gatehouse Drive A2, Waltham, MA 02154 (hereinafter referred to as “Licensee”). CMCC and Licensee may also be referred to individually as (“Party”) or collectively as (“Parties”).

WHEREAS, CMCC is the owner of certain Patent Rights (as defined below) and has the right to grant exclusive licenses under the Patent Rights, subject only to a royalty-free, nonexclusive license granted to the United States Government for those inventions and ensuing patents developed with U.S. Government funding, and certain laws and regulations relating to Federally-funded projects and institutions; and

WHEREAS, as part of its charitable mission, CMCC desires to have the Patent Rights used to promote the public interest; and

WHEREAS, Licensee desires to engage in the development, production, manufacture, marketing and sale of Licensed Products and/or the use of Licensed Processes (as such terms are defined below) and implement a development program as described in this Agreement; and

WHEREAS, in order to promote effective development and distribution of a Licensed Product for the public interest and other purposes as set forth herein, Licensee desires to obtain an exclusive license, within a designated territory and for a prescribed field of use, relating to certain licensed products and processes within the scope of the Patent Rights, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties hereby agree as follows:

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ARTICLE I.  DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

A.            “Affiliate” means any company or other legal entity controlling, controlled by or under common control with a Party.  For purposes of the definition of “Affiliate” the term “control” shall mean: (i) the ownership of at least a majority of the ordinary voting power necessary to effect the election of a majority of the board directors or other governing board, or in the case of a for-profit entity, direct or indirect ownership of at least a majority of the stock or participating shares entitled to vote for the election of directors of that entity; or (ii) in the case of a partnership, the power customarily held by a managing partner to direct the management and policies of such partnership; or (iii) in the case of a joint venture, whether in corporate, partnership or other legal form, a prevailing joint economic interest coupled with a managerial role entailing active direction, control and accountability with respect to the business and affairs of the entity.

B.            “BCH” means CMCC’s Affiliate d/b/a Boston Children’s Hospital.

C.  “Commercially Reasonable Efforts” means the efforts and resources consistent with practices commonly used in Licensee’s industry by companies of similar size and scope as Licensee for a  product at a similar state in its development or product life, taking into account product profiles, efficacy, safety, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, regulatory approvals, profitability of the product (taking into account payments under this Agreement), maintaining the priority of rapid and effective development of the technology in Licensee’s corporate strategy and other relevant scientific, technical and commercial factors.

D.            “Field of Use” means integrin targeting for therapeutic and diagnostic uses in all human and veterinary applications. The Field of Use expressly excludes sales of the Materials as listed in Appendix 3 for the research tool market.

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E.   “First Commercial Sale” means, with respect to each country:  (i) the first sale of any Type 1 Product and Type 2 Product by Licensee or any Sublicensee, following approval of such product’s marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale in that country of the respective Type 1 Products and Type 2 Products.

F.              “Know-How” means any unpatented manufacturing information, technical information, confidential information, biological knowledge, protein and crystal structure data, testing and analytic methods and specifications in the Field of Use which is embodied in written materials or presented orally, by way of example, powerpoint presentations, electronic mail and the like, and which CMCC owns and has the rights to license, prior to the Effective Date, deriving from the activities of Timothy Springer during the course of his work at BCH on each of the structure targets listed in Appendix 2.

G.            “Know-How After Execution” means any unpatented manufacturing information, technical information, confidential information, biological knowledge, protein and crystal structure data, testing and analytic methods and specifications in the Field of Use which is embodied in written materials or presented orally, by way of example, powerpoint presentations, electronic mail and the like, and which CMCC owns and has the right to license, and deriving from the activities solely of Timothy Springer during the course of his work at BCH, and developed on each of the structure targets listed in Appendix 2 after the Effective Date.

H. “Licensed Product(s)” means Type 1 Products and Type 2 Products.

I.                “Material(s)” means the Transferred Materials and Progeny and Unmodified Derivatives of those Transferred Materials, but excluding Modifications of the Transferred Materials.  For purposes of this definition, Progeny shall mean an unmodified descendant from the Material, such as a virus from virus, cell from a cell, or organism from an organism; Unmodified Derivatives shall mean substances created by the Licensee which constitute an unmodified functional subunit or product expressed by the Transferred Material (such as subclones of unmodified cell lines, purified or fractionated subsets of the original

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Material, proteins expressed by DNA/RNA, or monoclonal antibodies secreted by a hybridoma cell line); and Modifications shall mean substances created by the Licensee which contain or incorporate the Material.

J.   “Net Sales” means, as determined under U.S. generally accepted accounting principles (“GAAP”), the gross sales invoiced for sales, or other transfers of Licensed Products by Licensee, its Affiliates, its agents, or its Sublicensees for any Licensed Products, less (to the extent actually allowed or incurred and directly related to such sale of Licensed Products) the following amounts:

(a)                                 credits and allowances for price adjustment, shelf stock adjustments, promotional payments, and other similar allowances;

(b)                                 allowances and credits on account of rejection, or damaged, recalled or returned Licensed Products previously sold;

(c)                                        rebates, price reductions, chargebacks, administrative fee arrangements, reimbursements, quantity and cash discounts to purchasers allowed and taken, including without limitation, with respect to institutions and health care organizations and in respect of Medicare, Medicaid or similar programs;

(d)                                 amounts for third party transportation, insurance, handling or shipping charges to purchasers;

(e)                                  taxes, duties and other governmental charges levied on or measured by the sale of Licensed Products whether absorbed by Licensee or paid by the purchaser so long as Licensee’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

(i)                                     for any sale in which the United States government, on the basis of a royalty-free license pursuant to 35 USC Sec. 202(c) to any Patent Right, requires that the gross sales price of any Licensed Product subject to such Patent Right, be reduced by the amount of such royalty owed Licensor, the amount of such royalty.

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Net Sales shall also include the fair market value of any non-cash consideration received by Licensee or any Sublicensee in connection with the sale, lease, or other transfer of Licensed Products. Transfer of a Licensed Product within Licensee or between any of Licensee, Affiliates or Sublicensees or contractors for sale by the transferee shall not be considered a Net Sale for purposes of ascertaining royalty charges owed to CMCC under this Agreement.  Notwithstanding anything to the contrary herein, the sale, disposal or use of any Licensed Product for marketing, regulatory, development or charitable purposes, such as clinical trials, preclinical trials, compassionate use, named patient use, or indigent patient programs, in each case without consideration, shall not be deemed a sale hereunder. If a Licensed Product is sold in combination with another product, device, service or active ingredient, only the amounts allocable to the Licensed Product, as determined using practices consistently applied by Licensee and approved by CMCC such approval to not unreasonably be withheld, shall be counted as Net Sales.

K.            “New Patent Rights” means new patentable inventions in the Field of Use developed in the laboratory of Dr. Springer and that are directed to the structure targets listed in Appendix 2 and created and/or reduced to practice after the Effective Date of the Agreement and owned solely by CMCC.

L.  “Patent Rights” means all of the following intellectual property which CMCC owns and  has the rights to license during the Term as hereafter defined:

1.              The United States and foreign patents and/or patent applications listed in Appendix 1 attached hereto and incorporated herein by reference and divisionals and continuations thereof.

2.              The United States and foreign patents issued from the applications listed in Appendix 1 and from divisionals and continuations of those applications.

3.              Claims of United States and foreign continuation-in-part applications, and of the resulting patents, which are directed to the subject matter described in the United States and foreign patent applications described in Appendix 1 or subparagraphs 4 or 5 of this Paragraph L.

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4.              Claims of all later filed foreign patent applications, and of the resulting patents, which are directed to the subject matter specifically described in the United States patent and/or patent applications described in subparagraphs 1, 2 or 3 of this Article I, Paragraph L.

5.              Any reissues, re-examinations, renewals, substitutions, divisions, amendments or extensions of the United States or foreign patents described in subparagraphs 1, 2, 3 or 4 of this Article I, Paragraph L.

M.         “Sublicensee” means a person or entity other than Licensee’s Affiliate to whom Licensee has granted an arm’s length sublicense to Patent Rights, Know-How or Materials as permitted under this Agreement.

N. “Territory” means worldwide.

O. “Term” has the meaning stated in Paragraph A of Article XV.

P.              “Transferred Materials” means those materials listed on Appendix 3, which may be updated from time to time upon mutual written agreement of  an authorized signatory of each of CMCC and Licensee.

Q. “Type 1 Product(s)” means products and processes the manufacture, use, sale, offer for sale, importation or practice of which absent the license granted under this Agreement would infringe any one of the issued, valid, enforceable, unexpired claim(s) or any one of the pending claim(s) contained in the Patent Rights in the Field of Use. A claim of any issued, unexpired Patent Right shall be presumed to be valid unless and until it has been held to be invalid, unenforceable or unpatentable by a final judgment of a court or other governmental authority of competent jurisdiction from which no appeal can be or is taken and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise. A claim of any patent application shall be pending, as used in this Article I, Paragraph Q if it has been pending less than five (5) years from receipt of the first office action on the merits from the United States Patent and Trademark Office. However in the event such

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aforementioned pending claim issues after such five (5) year period, such claim will at the time of issuance be a valid claim.

R.            “Type 2 Product(s)” means each product or derivative thereof identified within five (5) years of the Effective Date (“Type 2 Product Term”) by Licensee, its Affiliates, Sublicensees or contractors which modulates an integrin with a small molecule that does not cause the integrin to adopt an open or intermediate conformation for therapeutic and diagnostic uses, and that is not a Type 1 Product.

ARTICLE II.  GRANT of LICENSES AND OPTIONS

A.            Licenses. Subject to the terms of this Agreement CMCC hereby grants the following to Licensee in the Field of Use in the Territory until the end of the Term, unless sooner terminated as provided in this Agreement: (i) The right and exclusive license to the Patent Rights to develop, make, use, sell, offer for sale and have sold, import, export and otherwise commercialize Type 1 Products and Type 2 Products; (ii) A non-exclusive license to research, develop, have developed, make, have made, use, sell, offer for sale and have sold, import, export and otherwise commercialize Know-How; and (iii) A non-exclusive license to use Materials in connection with Licensee’s research and development of Licensed Products.

B.            Option to New Patent Rights. Subject to the terms of this Agreement CMCC hereby grants to Licensee an exclusive first option for an exclusive commercial license to CMCC’s ownership interest in New Patent Rights for a period beginning on the Effective Date and expiring [***] months thereafter provided that Licensee pays the annual option fee of [***]at the beginning of the [***]year of the option term whether or not Licensee exercises its option described herein.  Upon disclosure of New Patent Rights by CMCC to Licensee, Licensee will have [***] to exercise its exclusive option for an exclusive commercial license to such New Patent Rights.  Licensee may exercise such option by written notice to CMCC at any time within such [***]period.  The Parties will negotiate fair market value of such New Patent Rights for [***]after Licensee exercises its option, in a range between [***], however in the event that such value is not fair market value at the time of the creation of such New Patent Rights, the Parties will negotiate for fair market

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value.  Thereafter, to the extent the New Patent Rights are then amended into the existing license subject to such exercise, such New Patent Rights and any additional diligence and development milestones agreed by the Parties shall be added to Appendix 1, Article III and Appendix 4, and shall be deemed Patent Rights under this Agreement and subject to applicable royalty and milestone obligations. For purposes of valuing New Patent Rights, fair market value shall mean the price a reasonable independent third party (without access to the Patent Rights) would pay in consideration for such New Patent Rights in an arm’s length transaction. In the event that Licensee does not timely pay the option fee owed to CMCC as described herein, the option rights granted herein shall terminate upon written notice from CMCC, provided that Licensee does not cure such payment default within [***]after receiving such notice.

C.            Option to Know-How After the Execution. CMCC hereby grants grant MORPHIC an option for a nonexclusive commercial license to Know-How After Execution for a period beginning on the Effective Date and expiring [***] months thereafter provided that Licensee pays the annual option fee of [***]at the beginning of the [***]of the option term whether or not Licensee exercises its option described herein.  Upon disclosure of Know-How After Execution by CMCC to Licensee, Licensee will have [***] to exercise its option for a nonexclusive license to such Know-How After Execution. Licensee may exercise such option by written notice to CMCC at any time within such [***]period. The Parties will negotiate fair market value of such Know-How After Execution for  [***] after Licensee exercises its option in a range between [***], however in the event that such value is not fair market value at the time of the creation of such Know-How After Execution, the Parties will negotiate for fair market value. Thereafter, to the extent the Know-How After Execution is then expressly amended into this Agreement subject to such exercise such Know-How After Execution shall be deemed Know-How under the Agreement. For purposes of valuing Know-How After Execution, fair market value shall mean the price a reasonable independent third party (without access to the Know-How) would pay in consideration for such Know-How After Execution in an arm’s length transaction. In the event that Licensee does not timely pay the option fee owed to CMCC as described herein, the option rights granted herein shall terminate upon written

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notice from CMCC, provided that Licensee does not cure such payment default within [***]after receiving such notice.

D.            Notwithstanding anything above to the contrary, CMCC shall retain for itself and its Affiliates a royalty-free,  nonexclusive, right to practice and use the Patent Rights for internal research, teaching, educational, and treatment of such Affiliates patients and the right to license for no more than a nominal fee (such as shipping and handling charges) to other academic nonprofit research organizations (“Academic Institutions”) to practice and/or use the Patent Rights for internal research, teaching, and educational purposes only.  Any such license to such Academic Institutions shall specifically exclude and prohibit commercialization of the Patent Rights unless the Academic Institutions enters into an agreement with Licensee on terms consistent with this Agreement but in other respects agreeable to Licensee in Licensee’s sole discretion.  CMCC reserves all of its rights to Know-how, and Materials for any lawful purposes.

E.             Notwithstanding any other provision of this Agreement, the license and any sublicense shall be subject to the rights of the United States government, if any, under Public Law 96-517, 97-226, and 98-620, codified at 35 U.S.C. sec. 200-212 and any regulations promulgated thereunder; the obligations of CMCC under applicable laws and regulations; and Licensee’s warranty to comply with all applicable laws and regulations.

F.              Licensee agrees that, if the Patent Rights arose in whole or in part from federally-funded research, Licensed Products leased or sold in the United States shall be manufactured substantially in the United States to the extent required by applicable law or government regulation.  Upon the First Commercial Sale and thereafter, Licensee’s annual report to CMCC shall certify Licensee’s compliance with this provision.

G.            The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any inventions, discoveries, know-how, technology or other intellectual property not granted under Paragraphs A, B and C of this Article II.

H.           As a condition of the license granted hereunder, Licensee hereby covenants and agrees that it will not use or cause to be used proprietary, non-public information it has acquired

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from CMCC or any Affiliate thereof in the course of prosecution of the Patent Rights from CMCC and/or patent counsel prosecuting the Patent Rights on behalf of CMCC.  Licensee shall not advise CMCC’s counsel prosecuting such Patent Rights to include information in any such patent application that would, to Licensee’s knowledge, have a material, negative impact on CMCC’s ownership of such rights or the validity of such Patent Right. Such information shall be considered Confidential Information of CMCC and is subject to the provisions of Article VI.  Any assignment or sublicense granted by Licensee shall contain an identical commitment by the assignee or Sublicensee.

I.                Subject to the terms and conditions of this Agreement, neither CMCC, nor any officer, director, employee, member of its medical staff, or of any CMCC Affiliate, shall be limited or constrained from continuing to engage in related research; or from the development of related or unrelated inventions, discoveries, rights or technology, and from practicing, licensing or sublicensing related or unrelated intellectual property rights arising from inventions occurring after the Effective Date; or from academic publication related thereto; or from entering into agreements and other relationships with other persons or organizations related to matters not expressly within the scope of this Agreement; or from exercising any rights whatsoever with respect to the Materials and Know-how licensed hereunder, subject to the royalty reductions under Article IV, Paragraph A, subparagraph 8.

J.                Licensee shall have the right to enter into sublicensing agreements, through multiple tiers, with respect to any of the rights, privileges, and licenses granted hereunder, subject to the terms and conditions hereof. In the event CMCC terminates this Agreement prior to the end of the Term, Licensee shall be responsible for promptly notifying Sublicensees of such termination. Sublicensees so notified may, to the extent their Sublicenses allow, may request CMCC to enter into a direct license with such Sublicensee by sending to CMCC written notice, received no later than thirty (30) days after the termination of this Agreement takes effect, that the Sublicensee: (i) reaffirms the terms and conditions of this Agreement as it relates to the rights the Sublicensee has been granted under its sublicense with Licensee; (ii) agrees to abide by all of the terms and conditions of this Agreement applicable to Sublicensees and to discharge

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directly all pertinent obligations of Licensee which Licensee is obligated hereunder to discharge; and (iii) acknowledges that CMCC shall have no obligations to the Sublicensee other than its pertinent obligations set forth in this Agreement with regard to Licensee. Provided that the Sublicensee notice to CMCC as set forth in this clause is satisfactory, and Sublicensee is not in breach of its sublicense with Licensee, CMCC and Sublicensee shall negotiate in good faith to grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms which the Licensee shall have previously granted to such Sublicensee, to the extent that those rights were granted by CMCC to the Licensee under this Agreement. CMCC may decline to enter into a direct license agreement where Sublicensee cannot or declines to perform the obligations of Licensee hereunder, including without limitation Development Plan (as defined below) obligations.

K.            Licensee agrees that any sublicense granted by it to a Sublicensee shall ensure that Licensee is able to comply with the obligations to CMCC under this Agreement. Any agreement granting a sublicense shall provide that, upon the termination of this Agreement (provided that such Sublicensee is not in breach of such sublicense), each such sublicense will either, at the option of the Sublicensee, terminate or convert to a license directly between the Sublicensee and CMCC, which direct license shall be limited in scope as set forth in such Sublicense and which such conversion shall be contingent upon Sublicensee agreeing to the inclusion of the following provisions in substantially the same form as included herein: V (Reports, Records and Related Matters), VIII (Infringement), IX (Uniform Indemnification and Insurance Provisions), XI (Compliance with Laws; Export Controls), XII (Non-Use of Names), XIII (Assignment), XIV (Dispute Resolution and Arbitration), XV (Term and Termination) and XVII (General Provisions) of this Agreement. Licensee shall use commercially reasonable efforts to include such provisions in each such sublicense it enters. In addition, every sublicense shall contain within it requirements for commercially reasonable due diligence in developing or exploiting the Patent Rights, or selling Licensed Products, as specifically applicable, and shall obligate Licensee to enforce those provisions consistent with achieving Licensee’s obligations pursuant to this Agreement. Licensee shall make CMCC a third-party beneficiary of the sublicense entered with a Sublicensee with

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respect to XI (Compliance with Laws; Export Controls), IX (Uniform Indemnification and Insurance Provisions), and XII (Non-Use of Names).  Licensee agrees to provide to CMCC notice of any sublicense granted to a Sublicensee hereunder and shall forward to CMCC a copy of any and all fully executed sublicense agreements with a Sublicensee within thirty (30) days of execution thereof, which copy may be redacted to exclude information not relevant to the licenses granted hereunder or CMCC’s exercise of rights under this Agreement.  Licensee further agrees to forward to CMCC annually a copy of such reports received by Licensee from its Sublicensees during the preceding twelve (12) month period as shall be pertinent to a royalty accounting under the applicable sublicense and compliance with the other terms of this Agreement, and which may be redacted to exclude information not relevant to such royalty accounting and compliance.

L.             Licensee shall advise CMCC in writing of any consideration received from Sublicensees, and, at CMCC’s request, provide such information in  mutually agreeable format recognizable by CMCC’s data processing systems e.g. Microsoft® Excel®.  Without restriction of any remedies Licensee may have in law or equity against a Sublicensee, Licensee shall not accept from any Sublicensee anything of value in lieu of cash payments to discharge Sublicensee’s payment obligations under any sublicense or distribution agreement entered by Licensee related to the rights granted under this Agreement or marketing and sale of Licensed Products, without the express written permission of CMCC, which permission shall not be unreasonably withheld, conditioned or delayed, but may take into account a reasonable valuation for purposes of Licensee’s payment obligations to CMCC.

M.         If, during the Term, Licensee makes any discovery or invention in the course of its activities under this Agreement that is not within the scope of the Patent Rights but necessary to practice the Patent Rights licensed to Licensee hereunder (“Developed Rights”), Licensee hereby covenants that it shall not, nor shall it cause any Affiliate, licensee, or transferee of its rights, to, in whole or in part, enforce against CMCC or any Affiliate of CMCC any of the Developed Rights in any action claiming that the practice of the Patent Rights by CMCC or any Affiliate of CMCC as permitted by this Agreement infringes or misappropriates the Developed Rights. Licensee shall incorporate this

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covenant for the benefit of CMCC and its Affiliates in any contractual transfer or license of such Developed Rights with any third-party, such that the third-party is identically bound and the covenant operates for the benefit of CMCC and its Affiliates.

N.            Without limiting the foregoing, Licensee will be entitled to sublicense Know-How to contractors for the purpose of carrying out the Development Plan or to a commercial third party as part of a sublicense or option arrangement in connection with the Licensed Products.

ARTICLE III.  DUE DILIGENCE AND RELATED MATTERS

A.            Licensee, upon execution of this Agreement, shall use Commercially Reasonable Efforts to bring one or more Licensed Products to market. Thereafter, until expiration or termination of this Agreement, Licensee shall keep Licensed Products available to the public, in quantities sufficient to meet market demand, in the Territory, on terms appropriate for public access and public benefit.

B.            In addition, Licensee shall use Commercially Reasonable Efforts to implement the written development plan that has been provided hereunder (“Development Plan”) within the timeframes set forth therein, which may be amended from time to time pursuant to Paragraph C of this Article.  Licensee’s initial Development Plan is attached hereto as Appendix 4 and is hereby incorporated herein by reference.  Such Development Plan and revisions to such Development Plan under Paragraph C of this Article III disclosed to CMCC shall be considered Licensee’s Confidential Information, and shall be subject to the provisions set forth in Article VI.

C.            Except for Diligence Specifications as defined in Paragraph D of this Article, CMCC shall not unreasonably withhold its consent to revision of the Development Plan or revision to the Diligence Specifications as defined in Paragraph D when requested in writing in advance by Licensee and the request is supported by evidence reasonably acceptable to CMCC of legal or technical difficulties or delays in the clinical studies or regulatory process that could not reasonably have been avoided; provided that (i) Licensee is proposing and will implement reasonable means of addressing such difficulties or

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delays, including by procuring sufficient financial and technical resources; and (ii) that Licensee, its Affiliates and/or Sublicensees have in good faith made Commercially Reasonable Efforts and expended resources contemplated by the Development Plan.

D.            Notwithstanding Paragraphs B and C of this Article III, Licensee agrees that Licensee’s failure to achieve the following specific requirements of the Development Plan through itself, its Affiliates or its Sublicensees (“Diligence Specifications”) shall be sufficient grounds for the actions specified in this Paragraph D:

(i) initiate research on integrin target specified in the Development Plan, [***];

(ii) develop criteria of integrin full antagonism proof of concept in vitro in at least [***]  with respect to the integrin target specified in the Development Plan by [***];

(iii) enter into a definitive agreement to obtain additional financing of at least [***];

(iv) initiate research on second integrin target as specified in the Development Plan by [***];

(v) develop criteria of integrin full antagonism proof of concept in vivo in at least two (2) models with respect to the integrin target(s) specified in the Development Plan by [***];

(vi) assign [***] additional full-time persons on the research set forth in the Development Plan by [***]; and

(vii) develop criteria for pre-clinical toxicology studies for the lead molecule, by [***].

The Parties agree that Licensee’s failure to achieve any of the Diligence Specifications listed in this paragraph will irreparably harm CMCC’s ability to ensure that a Licensed Product is timely developed for the public benefit. In the event Licensee fails to meet any of the Diligence Specifications set forth in this Paragraph D in a timely manner, CMCC shall notify Licensee thereof in writing, and Licensee shall have [***]following the later of the milestone date, if applicable or the date of such notification to establish, through written response to CMCC in reasonably sufficient detail, to the reasonable

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satisfaction of CMCC that (i) it has met such objective(s); or (ii) a revision to the Diligence Specification is necessary and appropriate as contemplated above, which shall be established to CMCC’s reasonable satisfaction. If such failure is due to (x) legal or technical difficulties or  (y) delays in the clinical studies or regulatory process and such difficulties or delays could not reasonably have been avoided, or (z) other reasons beyond the reasonable control of Licensee where Licensee, its Affiliates and/or Sublicensees have in good faith made Commercially Reasonable Efforts and have expended resources contemplated by the Development Plan, then in each case of (x), (y) or (z),  Licensee shall submit an action plan to  address such difficulties or delays, including as applicable, by procuring sufficient financial and technical resources and CMCC shall reasonably accept such action plan.  In the event Licensee fails to establish the foregoing, CMCC shall have the right in its sole discretion to terminate in whole or in part the license granted to Licensee under this Agreement pursuant to Article XV effective immediately.

ARTICLE IV.  ROYALTIES AND OTHER PAYMENTS

A.            For the rights, privileges and exclusive license granted hereunder, Licensee shall pay to CMCC the following amounts in the manner hereinafter provided. Unless expressly stated otherwise in this Agreement, periodic payment obligations listed below shall endure through the Term, unless this Agreement shall be sooner terminated as hereinafter provided in Article XV. The payments are as follows:

1.              License Issue Fee. A license issue fee of [***]which shall be deemed earned and due as of the Effective Date, however payable to CMCC within [***] of the Effective Date.

2.              Patent Prosecution Expenses. Payments for accrued past patent prosecution costs for the Patent Rights in the amount of [***]and payments for continuing patent costs for the Patent Rights as set forth in Article VII. Licensee shall pay CMCC such past and continuing prosecution costs respectively within [***] after receipt of an invoice from CMCC.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

3.              Equity. Within [***]of the Effective Date, Licensee shall issue to CMCC a number of common units of Morphic Rock Holding, LLC, representing [***]of the issued and outstanding units on a fully diluted basis of Licensee as of the Effective Date.  The Parties acknowledge that Licensee has already raised in excess of [***] in capital, grants, the sale of debt or equity securities, corporate collaborations or in-kind corporate contributions from an independent third party prior to the Effective Date.

4.              Participation in Future Private Equity Offerings.  CMCC shall have the right to purchase additional units of Licensee as set forth in Licensee’s Amended and Restated Operating Agreement, as amended from time to time.

5.              License Maintenance Fee. A license maintenance fee (“License Maintanance Fee”) in the amount of [***] per year for the first three (3) anniversary dates of the Effective Date and the amount of [***], payable to CMCC within [***] after each anniversary thereafterduring the Term, as may be offset in each year by Running Royalty payments as set forth below in Paragraph B of this Article IV.

6.              Option Fees.The option fees of [***] and [***] respectively as set forth in Article II Paragraphs B and C.

7.              Type 1 Product Royalties. Running Royalties in an amount equal to [***] of annual Net Sales of Type 1 Products.

8.              Type 2 Product Royalties. Running Royalties for Type 2 Products in an amount equal to [***] of Net Sales.  As it pertains to Type 2 Products, the royalty term begins on the First Commercial Sale of each such product in any country and expires ten (10) years therefrom (“Type 2 Royalty Term”). Following such time, the license set forth in Article II, Paragraph A shall be a perpetual, transferable, irrevocable, sublicensable, fully paid-up license without the payment of royalties or other consideration with respect to Type 2 Products. In the event CMCC grants a license to the Know How for use in the Field to any commercial third parties during the Type 2 Royalty Term Running Royalties due on any Type 2 Products shall be reduced by [***] for such products identified after the grant of such commercial license during the Type 2 Product Term.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

9.              Milestones. Licensee shall make the following payments to CMCC upon the occurrence of the following events (“Milestones”) within thirty days after each of the following milestones is first achieved by Licensee, its Affiliates or its Sublicensees with respect to a Type 1 Product.  Payments with respect to Milestones shall not be due for any Type 2 Product. For avoidance of doubt, each Milestone payment listed in 6(a)-(d) below shall become payable only once:

(a)                                 [***] to CMCC within [***] after allowance by the United States Food and Drug Administration (“FDA”) or foreign equivalent of the first Investigational New Drug (“IND”) application, or comparable application with respect to any Type 1 Product.

(b)                                 [***] to CMCC within [***] after the dosing of the second patient in Phase II clinical trial with respect to any Type 1 Product.

(c)                                  [***] to CMCC within [***] after the dosing of the second patient in Phase III clinical trial with respect to any Type 1 Product.

(d)                                 [***] to CMCC within [***] after approval by the FDA or foreign equivalent of the first NDA, BLA, or comparable application with respect to any Type 1 Product.

10.       Non-Royalty Sublicense Income. In the event Licensee has granted options or sublicenses to Sublicensees under this Agreement, Licensee shall pay CMCC the following percentages on payments it receives from Sublicensee (other than royalties based on Net Sales) including but not limited to sublicense issue fees, any lump sum payments, option fees, milestone payments, technology transfer payments or other similar fees, payments, and cash consideration, but excluding, in any event, equity issuances, payments for patent prosecution or enforcement of the Patent Rights, research and development payments or payments for capital equipment expenses (“Non-Royalty Sublicense Income”):

(i) [***] of all Non-Royalty Sublicense Income, if the option or such sublicense is granted prior to filing an IND on  each option or sublicensed asset; and

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(ii) [***] of all Non-Royalty Sublicense Income, if the option or sublicense is granted after filing an IND on each optioned or sublicensed asset.

B.            Notwithstanding anything herein to the contrary, any Running Royalties subsequently due on Net Sales of Licensed Products, if any, for each such year shall be creditable against the License Maintenance Fee for said year. License Maintenance Fees paid in excess of royalties in a given year shall not be creditable against royalties due in future years.

C.            No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale are, or shall be, covered by more than one patent or patent application of the Patent Rights licensed to Licensee under this Agreement.

D.            All payments shall be paid in United States dollars in Boston, Massachusetts, or at such other place as CMCC may reasonably designate consistent with the laws and regulations controlling in any foreign country. If the currency conversion shall be required in connection with the payments of royalties or other amounts hereunder, the conversion shall be made by using the exchange rate published in the Wall Street Journal on the last business day of the calendar quarterly reporting period to which such royalty payments relate or if such exchange rate is unavailable, the exchange rate normally used by Licensee for conversion of revenue owed to Licensee.

E.             Payment of Running Royalties specified in this Article IV shall be made by Licensee to CMCC within [***] after March 31, June 30, September 30 and December 31 each year during the Term covering the quantity of Licensed Products sold by Licensee during the preceding calendar quarter.  The last such payment shall be made within [***] days after termination of this Agreement.  All payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of [***] above the prime rate as reported in the Wall Street Journal eastern edition on the due date. The payment of such interest shall not foreclose CMCC from exercising any other rights it may have as a consequence of the lateness of any payment.

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ARTICLE V.  REPORTS, RECORDS AND RELATED MATTERS

A.            Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books and records, including books of account in accordance with GAAP, in sufficient detail to enable CMCC to determine Licensee’s compliance with this Agreement, including diligence with respect to development as set forth in Article III, and the royalty and other amounts payable to CMCC under this Agreement.  Said books and records, including books of account in accordance with GAAP, shall be kept at Licensee’s principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates.  Said books and the supporting data shall be retained for at least [***] following the end of the calendar year to which they pertain or such longer period as required by applicable law, rule or regulation.

B.            CMCC shall have the right to inspect, copy and audit, on [***] notice, the books and records described above from time to time to verify the reports provided for herein or compliance in other respects with this Agreement.  CMCC or its agents shall perform such inspection, copying and auditing at CMCC’s expense during Licensee’s regular business hours, however pursuant to such audit, in the event there is a discrepancy of amounts owed to CMCC of greater than [***], then Licensee shall pay all expenses of such audit.

C.            Until the later of First Commercial Sale of a Licensed Product or the last development milestone, Licensee shall provide to CMCC at least [***] prior to the end of each calendar year an annual report reasonably detailing the activities of Licensee and Licensee’s Affiliates and Sublicensees to demonstrate Licensee is meeting its development and diligence obligations under this Agreement, including but not limited to, research and development activities of Licensee or its Sublicensees and Affiliates; the progress of obtaining regulatory approvals, with appropriate documentation; strategic alliances and manufacturing, sublicensing and marketing efforts (“Progress Report”).  In addition to the required Progress Report, Licensee shall also report on its progress under the Development Plan from time to time at CMCC’s written request

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however Licensee shall not be required to report more than twice a year. CMCC agrees that Development Plans and Progress Reports provided to CMCC shall be considered Licensee’s Confidential Information, and shall be subject to the provisions set forth in Article VI.

D.            After First Commercial Sale, within [***] after the end of each calendar quarter, Licensee shall deliver to CMCC, at Licensee’s expense, true and accurate royalty reports for the said preceding quarter, in sufficient detail to calculate the amount of such royalty owed to CMCC under this Agreement.  These reports shall, at CMCC’s request, be provided by Licensee in an electronic or other format compatible with CMCC’s data processing and/or license management systems mutually agreeable to the Parties e.g. in Microsoft® Excel®. Reports shall include at least the following:

1. Number of Licensed Products manufactured and sold.

2. Number of Licensed Products sold to Boston Children’s Hospital.

3. Total Net Sales for Licensed Products sold, specified by country.

4. Applicable deductions and adjustments.

5. Total royalties payable to CMCC.

6. Payments received by Licensee from Affiliates and Sublicensees.

7. To the extent legally required, Licensed Products manufactured and sold to the U.S. Government, segregating those sold at a profit from those sold at cost in light of any royalty-free, nonexclusive license that may heretofore have been granted to the U.S. Government.

8. Royalties and fees received from Sublicensees.

E.             Licensee acknowledges that policies of CMCC, Harvard Medical School and affiliated organizations, relating to, inter alia, conflicts of interest and intellectual property, may affect certain direct and indirect arrangements between inventors and Licensee or related organizations.  During the Term, to the extent Licensee becomes actually aware,

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Licensee shall notify CMCC in writing at least [***] before, or immediately thereafter if Licensee or its subsidiaries plans to enter or enters into any agreement other than this Agreement with or involving Dr. Timothy Springer, or his family, relatives or members or staff of his laboratories, whether relating to sponsored research, consulting, board membership, securities, or otherwise. Licensee’s notice to CMCC shall include a detailed description of all proposed terms and conditions. Licensee shall not enter into such an agreement if it would violate such policies unless the terms and conditions of the agreement have been duly approved by CMCC or its Affiliates pursuant to such policies.

ARTICLE VI. CONFIDENTIALITY

A.            Each Party agrees, during the Term and for [***] after termination of this Agreement to maintain the confidentiality of the Confidential Information of the other Party. “Confidential Information” shall mean (1) information acquired by Licensee pursuant to Article II Paragraph H; (2) information disclosed to CMCC pursuant to Article II Paragraph K, Article III Paragraphs B, C and Article V Paragraphs C, D, E or (3) other information relevant to this Agreement that the disclosing Party marks as confidential upon disclosure to the receiving Party. The Parties agree not to disclose the other Party’s Confidential Information to any third-party without the prior written consent of such other Party, and to use such Confidential Information only as necessary to fulfill its obligations, or comply with any laws or in the reasonable exercise of rights granted to it under this Agreement. Furthermore, either Party may disclose Confidential Information of the other Party to (a) its Affiliates, and to its and their officers, directors, employees, consultants, and agents in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, or (b) to the extent such disclosure is required to comply with applicable law or regulation or the order of a court of competent jurisdiction, to defend or prosecute litigation or to comply with the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity; provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party, to the extent legally permissible, and takes reasonable and lawful actions to avoid or minimize

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the degree of such disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose and use Confidential Information of the other Party as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, or to submit regulatory filings. Similarly, notwithstanding any other term of this Agreement, and in addition to (a) and (b) of this Paragraph A, CMCC shall have the right to disclose the nature, terms and copy of the Agreement to oversight bodies of CMCC, such as the institutional review board or conflicts of interest committee, and to disclose the nature of this Agreement (without including financial terms of the license but including reasonable detail about its overall structure, business goals and status of active clinical trials) in its organizational communications. However Confidential Information does not include any portion of the Confidential Information which:

(i)    at the time of disclosure is in the public domain;

(ii)   after disclosure hereunder enters the public domain, except through breach of this Agreement by the receiving Party;

(iii)  the receiving Party can demonstrate was in the receiving Party’s possession prior to the time of disclosure by or on behalf of the disclosing Party hereunder, and was not acquired directly or indirectly from the disclosing Party;

(iv)  becomes available to the receiving Party from a third-party which, to the knowledge of the receiving Party, is not legally prohibited from disclosing such Confidential Information; or

(v)   the receiving Party can demonstrate was developed by or for the receiving Party independently of the disclosure of Confidential Information by the disclosing Party or its Affiliates.

B.            Licensee and CMCC agree that the confidentiality obligations hereunder shall require that each Party use confidentiality procedures and practices as each would use for its own confidential information of a similar nature.

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C.            Licensee agrees that nothing herein shall prevent CMCC from disclosing or publishing CMCC’s Confidential Information, or create any legal liability for doing so, irrespective of whether such information comprises Know-How, Structure Targets or Materials.

ARTICLE VII.  PATENT PROSECUTION

A.            CMCC shall apply for, seek prompt issuance of, and maintain during the Term, the Patent Rights set forth in Appendix 1. The specifications of any such patent application and any patent issuing thereon shall state, to the extent applicable and legally required, “This invention was made with government support under [contract] awarded by [Federal agency]. The government has certain rights in this invention.” The prosecution, filing and maintenance of all Patent Rights applications and patents shall be the primary responsibility of CMCC in its sole but reasonable discretion, except that Licensee shall have the right and reasonable opportunities to review and provide input on, and shall cooperate with CMCC in, all preparation, filing, prosecution and maintenance of the Patent Rights.  CMCC shall instruct the patent counsel prosecuting such Patent Rights to reasonably consider incorporating the comments and requests of Licensee or its patent counsel and to send copies to Licensee and its patent counsel of all patent prosecution documents that are received from or filed with the United States Patent and Trademark Office. CMCC reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents for the Patent Rights.

B.            Licensee shall reimburse CMCC for all present and future patent costs incurred by CMCC, and [***] for past patent costs incurred by CMCC, for the preparation, filing, prosecution and maintenance of patents underlying the Patent Rights. Upon request of CMCC, and only upon such CMCC request, Licensee agrees to have CMCC’s patent counsel directly bill Licensee and Licensee shall directly pay such invoices in compliance with such counsel’s customary business terms. If Licensee elects to no longer pay the expenses of a patent application or patent included within Patent Rights, Licensed Products or Licensed Processes, Licensee shall notify CMCC not less than [***] prior to such action and shall thereby surrender its rights under such patent or patent application. Such notice shall not relieve Licensee from responsibility to reimburse

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CMCC for patent-related expenses incurred prior to the expiration of the [***] notice period (or such longer period specified in Licensee’s notice).  CMCC shall then be free to license its rights to that patent or patent application to any other party on any other terms.

C.            In the event CMCC elects, in its sole discretion, not to pursue, maintain or retain a particular Patent Right licensed to Licensee hereunder, then CMCC shall so notify Licensee as promptly as practicable, but in any event no less than [***] prior to abandonment, and, subject to the rights of the United States government and any other contractual obligations to research sponsors, Licensee may in CMCC’s name,  assume the filing, prosecution and/or maintenance of such application or patent at Licensee’s expense. In such event, CMCC shall provide to Licensee any authorization necessary to permit Licensee to pursue and/or maintain such Patent Right.

D.            With respect to the prosecution or enforcement of any patent rights arising from joint inventions that may be related to the Patent Rights or any patent right claiming or disclosing a joint invention, the Parties shall negotiate in good faith either an amendment to this Agreement or separate agreement for a mechanism for prosecuting or enforcing such patent rights.

ARTICLE VIII.  INFRINGEMENT

A.            Licensee and CMCC shall each inform the other promptly in writing with reasonably sufficient facts of any alleged infringement by a third-party of the Patent Rights in the Field of Use within the scope of this Agreement and of any available evidence thereof.

B.            Licensee will have the first right, but not the obligation, at its own costs and expense, to defend the Patent Rights throughout the Territory with respect to the Field of Use (subject to consultation with CMCC on strategy, filings and selection and use of outside counsel), provided that Licensee will not settle or compromise any claim, without the prior approval of CMCC, which may not be withheld, conditioned or delayed, unreasonably and will not make any admission as to CMCC without the prior approval of CMCC.

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C.            During the Term, Licensee shall have the first right, but not the obligation, to prosecute at its own expense any infringement of the Patent Rights provided however that if such alleged infringer is an academic institution, a non-profit entity or a foundation (each a “NP Party”), then to the extent Licensee’s rights to prosecute such action are not limited or compromised by such delay because of a tolling or statute of limitations with respect to bringing a cause of action, CMCC shall have two (2) months from receipt from Licensee of sufficient facts of alleged infringement so that CMCC may investigate and persuade such NP Party to desist. Licensee shall not take any action against such NP Party during such two month period. If CMCC is unsuccessful within such two months or waives its initial right with respect to a NP Party, then Licensee shall have the right to proceed as set forth herein. CMCC may join Licensee as a party plaintiff in any such suit described herein, at its own expense, and hereby consents to join Licensee as a party plaintiff, at Licensee’s expense, if CMCC is required as a necessary party for such suit. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of CMCC and Licensee relating to such suit and next toward reimbursement of CMCC for any payments under Article IV past due or withheld and applied pursuant to this Article VIII.  Any balance remaining will then be divided [***] to Licensee and [***] to CMCC. Notwithstanding the foregoing, such right to bring such an infringement action permitted under this Paragraph C shall remain in effect only for so long as the license granted hereunder remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of CMCC, which consent shall not be unreasonably withheld, conditioned or delayed. Licensee shall indemnify CMCC against any order for costs that may be made against CMCC in such proceedings caused by Licensee which are not due to the negligence, recklessness or intentional misconduct of any CMCC Indemnitee (defined below), breach by CMCC of any of its obligations under this Agreement or CMCC’s use of any Patent Right.

D.            If within [***] after having been notified of any alleged infringement, Licensee shall have been unsuccessful in persuading the alleged infringer to desist or alternatively actively negotiating a license agreement with such alleged infringer and shall not have brought or shall not be diligently prosecuting an infringement action, or if Licensee shall notify

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CMCC of its intention not to bring suit against any alleged infringer then, CMCC shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights.

E.             In the event Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation pursuant to Paragraph C of this Article VIII, Licensee may withhold up to [***] of the payments otherwise thereafter due to CMCC under Article IV above and apply the same toward reimbursement of up to [***] of Licensee’s expenses, including reasonable attorneys’ fees, in connection therewith, provided that Licensee sends a quarterly report to CMCC detailing such expenses, offset and withholdings.

F.              In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against Licensee, CMCC, at its option, shall have the right, within [***] after commencement of such action, to participate in the defense of the action at its own expense under the lead of Licensee however in collaboration with CMCC.

G.            In any infringement suit which either Party may institute to enforce the Patent Rights pursuant to this Agreement, the other Party hereto shall cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

H.           Licensee shall during the exclusive period of this Agreement have the sole right subject to the terms and conditions hereof to sublicense any alleged infringer for future use of the Patent Rights to the extent licensed by this Agreement. Any upfront fees paid to Licensee as part of such a sublicense shall be shared between Licensee and CMCC as if they were Non-Royalty Sublicensing Income.

ARTICLE IX. UNIFORM INDEMNIFICATION AND INSURANCE PROVISIONS

A.            Licensee shall indemnify, defend and hold harmless CMCC, its Affiliates, current or future directors, trustees, officers, faculty, medical and professional staff, employees,

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students and agents and their respective successors, heirs and assigns (the “CMCC Indemnitees”), against any third party claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) (“Loss”) incurred by or imposed upon the CMCC Indemnitees or any one of them in connection with any third party claims,  suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

B.            Licensee’s indemnification under Article IX, Paragraph A above shall not apply to any Loss to the extent that it is attributable to the negligent activities, recklessness or intentional misconduct of the CMCC Indemnitees or breach of an obligation by CMCC under this Agreement.

C.            Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to CMCC to defend any actions brought or filed against any party indemnified hereunder that are subject to the indemnification obligations of Licensee contained herein.

D.            Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [***] per incident and [***] annual aggregate and naming the CMCC Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for Licensee’s indemnification under Article IX, Paragraphs A through B of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of [***] annual aggregate), such self-insurance program must be acceptable to CMCC and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amount of insurance coverage required under this Article IX, Paragraph D, shall not be construed to create a limit of

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Licensee’s liability with respect to its indemnification under Article IX, Paragraphs A through B of this Agreement.

E.             Licensee shall provide CMCC with written evidence of such insurance upon request of CMCC. Licensee shall provide CMCC with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance. Notwithstanding any other term of this Agreement, if Licensee does not obtain replacement insurance providing comparable coverage within such [***] period, CMCC shall have the right to terminate this Agreement effective at the end of such [***] period without notice of any additional waiting periods.

F.              Licensee shall maintain such commercial general liability insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (ii) a reasonable period after the period referred to above which in no event shall be less than [***].

G.            The provisions of this Article IX survives expiration or termination of this Agreement.

H.           EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CMCC MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT, WITH RESPECT TO ANY MATTER WITHIN THE SCOPE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY WITH RESPECT TO THE PATENT RIGHTS, LICENSED PRODUCTS, MATERIALS, OR ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, MATERIALS, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER, AND HEREBY DISCLAIMS THE SAME.

ARTICLE X. REPRESENTATIONS

A. Each Party hereby represents to the other Party as follows:

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1.              It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has full corporate or other power and authority and the legal right to own or license and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

2.              This Agreement has been duly executed and delivered on behalf of such Party, by signatories duly authorized to enter into this Agreement.

B.            CMCC hereby represents to Licensee that

1.              As of the Effective Date, to the best knowledge of the Technology and Innovation Development Office of Boston Children’s Hospital (“TIDO”), CMCC is the owner of its right, title and interest in and to the Patent Rights, and the Patent Rights are free and clear of any liens, charges and encumbrances. In addition, neither the Office of General Counsel of CMCC nor the Technology and Innovation Development Office of Boston Children’s Hospital (“TIDO”) have received notice of any claim made against CMCC asserting the invalidity, misuse, or unenforceability of any of the Patent Rights or challenging CMCC’s ownership of the Patent Rights and to the best knowledge of TIDO, no such claim has been threatened.

2.              As of the Effective Date, TIDO has no knowledge of any activities by third parties that would constitute infringement or misappropriation of the Patent Rights within the Field of Use.

ARTICLE XI.  COMPLIANCE WITH LAWS; EXPORT CONTROLS

A.            Licensee shall comply with all applicable laws and regulations, including, without limitation, statutes and regulations affecting drug testing, development, marketing and distribution; laws and implementing regulations of the Department of Commerce governing intellectual property in federally-funded inventions; and Export Administration Regulations of the United States Department of Commerce issued pursuant to the Export Administration Act of 1979 (50 App. U.S.C. §2401 et. seq.).  Licensee understands and acknowledges that transfer of certain technical data, computer

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software, laboratory prototypes and other commodities is subject to United States laws and regulations controlling their export, some of which prohibit or require a license for the export of certain types of technical data, to certain specified countries. CMCC neither represents that a license shall not be required, nor that if required, it shall be issued. Licensee hereby represents and warrants that it will comply with all United States laws and regulations, and any applicable similar laws and regulations of any other country, controlling the export of commodities and technical data, that it will be responsible for any violation of such by Licensee and/or its Affiliates and/or Sublicensees, and that it will defend and hold CMCC, its Affiliates and their officers, directors, employees, agents, and medical staff harmless in the event of any third party legal action of any nature occasioned by such violation, and any action by any governmental agency or authority, relating to any asserted illegality or regulatory violation in the development, production, approval, marketing, sale, storage, manufacture, distribution, export or commercialization of Licensed Products or Licensed Processes.

B.            It is the intention of the Parties hereto to comply with all applicable laws, rules, and regulations, including (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and related safe harbor regulations, and (ii) the Limitation Certain Physician Referrals (42 U.S.C. §1395nn, the “Stark Law”).  Accordingly, the Parties agree and acknowledge that no consideration received under this Agreement is, or is intended to be, a prohibited payment for the recommending or arranging for the referral of business or ordering of items or services, nor is any such consideration intended to induce illegal referrals of business.

ARTICLE XII.  NON-USE OF NAMES

Licensee will not use the name, names, logos or trademarks of CMCC or any CMCC Affiliates, nor the name or photograph or other depiction of any employee or member of the staff of CMCC or such Affiliates, nor any adaptation of any of the foregoing, in any advertising, promotional, or sales literature without, in each case, prior written consent from CMCC and from the individual staff member, employee, or student if such individual’s name, photograph or depiction is used. Notwithstanding the above, Licensee may state that it is

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licensed by CMCC under one or more patents and/or applications consistent with this Agreement, and Licensee may comply with disclosure requirements of all applicable laws relating to its business, including United States and state security laws. In addition, Licensee may refer to publications by staff of BCH in the scientific literature.

ARTICLE XIII.  ASSIGNMENT

CMCC may assign this Agreement at any time without the prior written consent of Licensee to an Affiliate in connection with the assignment of the Patent Rights.  In addition, CMCC may assign its right to receive payment hereunder (but not its obligations hereunder) to any other party without the prior consent of Licensee.  Except as otherwise provided herein, this Agreement is not assignable or delegable, in whole or in part, by either Party without the prior written consent of the other Party acting through an authorized designee, and other than as otherwise permitted in this Paragraph, any purported assignment otherwise shall be void and of no effect. Notwithstanding the foregoing, (1) Licensee may assign this Agreement to an Affiliate, or (2) in the event Licensee merges with another entity, is acquired by another entity, or sells all or substantially all of its assets to another entity to which this Agreement relates, Licensee may assign its rights and obligations hereunder to the surviving or acquiring entity if: (i) Licensee is not then in breach of this Agreement; (ii) the proposed assignee has a net worth at least equivalent or greater to the net worth Licensee had as of the Effective Date; (iii) the proposed assignee has or will have sufficient available resources, including liquid financial resources that will be committed in order to satisfy its obligations hereunder; (iv) Licensee provides written notice of the assignment to CMCC, together with documentation sufficient to demonstrate the requirements set forth in subparagraphs (i) through (iii) above, at least thirty (30) days after the effective date of the assignment; and (v) CMCC receives from the assignee, in writing, at least thirty (30) days after the effective date of the assignment: (a) reaffirmation of the terms of this Agreement; (b) an agreement to be bound by the terms of this Agreement; (c) an agreement to perform the obligations of Licensee under this Agreement.  Any and all rights of Licensee hereunder may be exercised by one or more Affiliates of Licensee, without the need to sublicense, provided, however, that it is understood that all activities of such Affiliates are subject to the

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terms of this Agreement and that Licensee will remain obligated to CMCC for the compliance by Licensee and its Affiliates with the terms of this Agreement.

ARTICLE XIV.  DISPUTE RESOLUTION AND ARBITRATION

A.            Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the Parties as described below, shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules then obtaining applicable to the appointment of a single arbitrator of the American Health Lawyers Association, or in the event such arbitration is not then available under those rules, the rules of the American Arbitration Association (“AAA”).  All expenses and costs of the arbitrators and the arbitration in connection therewith will be shared equally, except that each Party will bear the costs of its prosecution and defense, including without limitation attorneys’ fees and the production of witnesses and other evidence. Any award rendered in such arbitration shall be final and may be enforced by either Party in a court of competent jurisdiction.

B.            Notwithstanding the foregoing, prior to commencing any arbitration, a Party must inform the other Party in writing of the dispute and the desire to commence arbitration within [***] if the dispute is not amicable resolved by good faith negotiations between the parties.  Upon receipt of such notice through such [***] period the parties shall negotiate in good faith a resolution of the matter.  If the matter is not resolved within the first [***] the parties shall escalate the matter to the CEO of the Licensee and the CMCC’s Senior Director of Technology and Innovation Development Office, Vice President of Research Administration or their respective designee.  If the Parties are unable to resolve such dispute within such [***] period, either party may thereafter bring an arbitration claim pursuant to Article XIV Paragraph A above.

C.            Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any rights or timely performance of any obligations existing under this Agreement, including without limitation Licensee’s obligations to make royalty and other payments, and also, unless CMCC has terminated the Agreement, Licensee’s obligation to

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continue due diligence and development obligations. Licensee agrees that it shall not withhold or offset such payments, and agrees that Licensee’s sole remedy for alleged breaches by CMCC is pursuant to this Article XIV.

D.            Notwithstanding any other term of this Agreement, prior arbitration shall not be required, nor shall any arbitrator have the power to enjoin, notice of termination or effective termination of the license by a Party pursuant to Paragraphs B, C or D of Article XV of this Agreement.

ARTICLE XV.  TERM AND TERMINATION

A.            The term (“Term”) of this Agreement, with respect to any Type 1 Product or Type 2 Product, as applicable, in a country, begins on the Effective Date and expires on the date of the last expiring Patent Right covering a Type 1 Product in such country, however in the case of Type 2 Products the Term begins on the Effective Date and runs for the duration of the Type 2 Royalty Term.

B.            Notwithstanding Article XIV of this Agreement, CMCC may terminate this Agreement immediately upon (1) the bankruptcy, legal insolvency, liquidation, dissolution or cessation of operations of Licensee; or the filing of any voluntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee; or any assignment by Licensee for the benefit of creditors; or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding-up of the affairs of Licensee which is not dismissed within [***] of the date on which it is filed or commenced; or (2) upon any final judicial or administrative determination that this Agreement violates, or if continued would violate, in a substantial manner, any provision of the Federal Internal Revenue Code, applicable rights of the United States or obligations of CMCC under Title 15 of the United States Code, or other Federal or State laws applicable to CMCC; or (3) in the circumstances providing for immediate termination as described in Article III of this Agreement.

C.            CMCC may terminate this Agreement upon [***] prior written notice in the event of Licensee’s failure to pay to CMCC royalties due and payable hereunder in a timely manner, unless Licensee shall make all such payments to CMCC within said [***] period.

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Notwithstanding Article XIV of this Agreement, upon the expiration of the [***] period, if Licensee shall not have made all such payments to CMCC, the rights, privileges and licenses granted hereunder shall terminate without further action by CMCC.

D.            Except as otherwise provided in Paragraphs B and C above, and notwithstanding Article XIV of this Agreement, in the event that either Party shall default in any material respect in the performance of any obligations under this Agreement, and the default has not been remedied to the other Party’s reasonable satisfaction within sixty (60) days after the date of notice in writing of such default, such other Party may by written notice to the defaulting Party terminate this Agreement effective immediately or upon such date indicated in such notice.

E.             Notwithstanding Article XIV of this Agreement, CMCC may terminate this Agreement upon [***] written notice to Licensee if Licensee or Licensee’s Affiliates, or Sublicensee challenge, in a judicial or administrative proceeding, the validity of any Patent Right licensed hereunder, provided that Licensee has not revoked or caused to be revoked such proceeding within such [***] period.

F.              Licensee shall have the right to terminate this Agreement at any time upon [***] prior written notice to CMCC.

G.            Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination.

H.           Upon or before the effective date of any termination by CMCC or Licensee, Licensee shall return or destroy all Materials, and certify in writing to CMCC that it has done so.  Licensee hereby consents to an injunction to compel compliance with this section, in the event it has failed to comply, and shall reimburse CMCC for all costs and fees of any litigation undertaken by CMCC to enforce this provision.

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ARTICLE XVI.  PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

All notices, reports and/or other communications made in accordance with this Agreement shall be sufficiently made or given if delivered by hand, delivered by facsimile (with mechanical confirmation of transmission), or sent by overnight receipted mail, postage prepaid, or by reasonable, customary and reliable commercial overnight carrier in general usage, and addressed as follows:

In the case of CMCC:

Senior Director

Technology & Innovation Development Office-Mailstop BCH3183

Boston Children’s Hospital

300 Longwood Avenue

Boston, MA 02115

Payments shall be transmitted by reliable means to the same addressee, payable to Boston Children’s Hospital.

In the case of Licensee:

Chief Executive Officer
Morphic Rock Therapeutic, LLC
35 Gatehouse Drive A2
Waltham, MA 02154

With a copy, which shall not constitute notice, to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, MA
Attn: Mark A Haddad, Esq.

or such other address as either Party shall notify the other in writing.  NOTICE SHALL BE EFFECTIVE UPON RECEIPT.

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ARTICLE XVII.  GENERAL PROVISIONS

A.            All rights and remedies hereunder will be cumulative and not alternative. This Agreement shall be construed and governed by the laws of the Commonwealth of Massachusetts without regard to any provision for the conflicts of laws.

B.            This Agreement may be amended only by written agreement signed by the Parties.

C.            It is expressly agreed by the Parties hereto that CMCC and Licensee are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnership between the Parties. No Party has the authority to bind the other.

D.            This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all proposals, representations, negotiations, agreements and other communications between the Parties, whether written or oral, with respect to the subject matter hereof. Where inconsistent with the terms of any contemporaneous related agreements (such as sponsored research agreements), terms in this Agreement shall control.

E.             If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby.

F.              This Agreement may be executed in any number of counterparts, including by email of a scanned copy, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

G.            The failure of either Party to assert a right to which it is entitled, or to insist upon compliance with any term or condition of this Agreement, shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

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H.           Licensee agrees to mark any Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

I.                Each Party hereto agrees to execute, acknowledge and deliver such further instruments as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

J.                The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

K.            Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance, provided that the Party has not caused such event(s) to occur. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date last written below.

CHILDREN’S MEDICAL CENTER CORPORATION		MORPHIC ROCK HOLDING, LLC

By:	/s/ Irene Abrams	By:	/s/ Praveen Tipirneni

Name:	Irene Abrams	Name:	Praveen Tipirneni

Title:	Senior Director Technology & Innovation Development Office	Title:	CEO, Morphic Rock

Date:	10/7/15	Date:	5 Oct 2015

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APPENDIX 1

Patent Rights

Patent Rights under CMCC-2662 “Modified integrin polypeptides, Modified integrin polypeptide dimers, and uses thereof”

1.              US Provisional Patent Application 62/033,699 entitled “Modified Integrin Polypeptides, Modified Integrin Polypeptide Dimer, and Uses Thereof”.

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APPENDIX 2

List of Structure Targets

[***]

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APPENDIX 3

Materials

[***]

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APPENDIX 4

Development Plan

[***]

Figure 1. (A) Conformational states of integrin αIIbβ3; the Springer lab discovered 6 intermediate states between the low-affinity closed headpiece (state 1), and high-affinity open headpiece (state 8); full antagonists require binding and stabilization of state 1.  (B and C) Structural basis for two full antagonists (pyrazole and piperazine series); full antagonists stabilize, via hydrogen bonds, a metal-coordinating water molecule (Wat1) that is displaced in the earliest steps (state 2-3) in integrin opening (Lin et al, unpublished results).

[***]

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AMENDMENT NUMBER ONE

to the

EXCLUSIVE LICENSE AGREEMENT

This first amendment (“Amendment One”) is made and entered into on October 7, 2018 (the “Amendment Effective Date”) by and between The Children’s Medical Center Corporation, having a principal place of business located at 300 Longwood Avenue, Boston, Massachusetts 02115 (“CMCC”), and Morphic Rock Holding, LLC, a business corporation organized and existing under the laws of the State of Delaware and having a principal place of business located at 35 Gatehouse Drive A2, Waltham, MA 02154 (“Licensee”). CMCC and Licensee may each individually also be referred to herein as a “Party” and collectively referred to as the “Parties”.

WHEREAS, CMCC and Licensee entered into that certain Exclusive License Agreement on October 7th, 2015 (the “Agreement”);

WHEREAS, pursuant to the Agreement, Licensee has the exclusive first option to negotiate an exclusive commercial license to CMCC’s ownership interest in New Patent Rights;

WHEREAS, pursuant to the Agreement, Licensee has an option to negotiate a non-exclusive commercial license to Know-How After Execution;

WHEREAS, the Parties wish to extend the option periods for both the New Patent Rights and the Know-How After Execution in consideration of Licensee’s payment of additional annual option fees as set forth in this Amendment One; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein, and the Agreement otherwise remains unchanged.

In consideration of these premises and of the mutual promises set forth below, the Parties agree to amend the Agreement in accordance with this Amendment One as follows:

Amendments to the Agreement:

1.                                      The first sentence of Article II, Paragraph B shall be amended to read in its entirety as follows:

“Option to New Patent Rights. Subject to the terms of this Agreement, CMCC hereby grants to Licensee an exclusive first option for an exclusive commercial license to CMCC’s ownership interest in New Patent Rights for a period beginning on the Effective Date and expiring [***] years thereafter, provided that Licensee pays the annual option fee of [***] at the beginning of the [***] year of the option term and [***] at the beginning of the [***] year of the option term whether or not Licensee exercises its option described herein.”

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2.                                      The first sentence of Article II, Paragraph C shall be amended to read in its entirety as follows:

“Option to Know-How After the Execution. Subject to the terms of this Agreement, CMCC hereby grants to Licensee an option for a non-exclusive commercial license to Know-How After Execution for a period beginning on the Effective Date and expiring [***] years thereafter, provided that Licensee pays the annual option fee of [***] at the beginning of the [***] year of the option term and [***] at the beginning of the [***] year of the option term whether or not Licensee exercises its option described herein.”

3.                                      Upon execution, this Amendment One shall be made a part of the Agreement and shall be incorporated by reference. Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect. Capitalized terms contained in this Amendment One not otherwise defined herein have the meanings set forth in the Agreement.

4.                                      This Amendment One may be executed by facsimile or a portable document format (PDF) and in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have hereunto duly executed this Amendment One by their respective authorized signatories as of the Amendment Effective Date.

THE CHILDREN’S MEDICAL CENTER CORPORATION		MORPHIC ROCK HOLDING, LLC

By	/s/ Irene Abrams	By	/s/Robert Farrell

Name & Title:	Irene Abrams
	Vice President	Name & Title:	Robert Farrell Jr.
	Technology Development & New Ventures		VP Finance & Treasurer

Date	11/5/2018
		Date	11/5/2018